SECURITIES AND EXCHANGE COMMISSION

                           	Washington, D.C. 20549


                                   	FORM 8-K


	Current Report
	Pursuant to Section 13 or 15(d) of
	The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  March 23, 1999

                      	Advanced Medical Products, Inc.
	           (Exact name of registrant as specified in its charter)

                             	Delaware
	              (State or other jurisdiction of incorporation)

                                      16-1284228
(Commission File Number)			(IRS Employer Identification No.)


              6 Woodcross Drive, Columbia, SC				    29212
         (Address of principal executive offices)			(Zip Code)

            Registrant's telephone number, including area code
                            (803) 407-3044

                           Not Applicable
	       (Former name or former address, if changed since last report)


ITEM 3.  BANKRUPTCY OR RECEIVERSHIP


Advanced Medical Products, Inc. filed a Motion on March 23,
1999 with the United States Bankruptcy Court for the District of South Carolina, for an order authorizing the sale of all assets, including equipment, inventory, accounts receivable, and general intangibles, outside the ordinary course of business, free and clear of all liens and encumbrances and other interests, pursuant to 11 U.S.C. Section 363. The Company will continue to operate as debtor in possession, pending sale of the assets.

At the same time that Advanced Medical Products, Inc. filed a Motion for an order authorizing the sale of the assets, a Plan of Reorganization and a Disclosure Statement were filed. A hearing to consider the approval of the Disclosure Statement shall be held on April 28, 1999. At a hearing on the Motion to approve the sale that has also been set for April 28, 1999, it is expected that the court shall accept the highest and best bid for the assets.
Under the proposed Plan of Reorganization, Biosensor
Corporation, owner of Carolina Medical, Inc., who owns 55.3% of the common stock of Advanced Medical Products, Inc., has offered to purchase the assets and assume all of Advanced Medical Product's secured debt of approximately $440,000. Biosensor would also assume all payroll, commission, and undisputed sales tax liabilities of approximately $65,000 and all customer warranty and service liabilities of approximately $200,000. In addition, Biosensor proposes to pay $50,000 to Advanced Medical Products, which shall be available to pay administrative expenses and payments towards third party unsecured creditor claims totaling approximately $234,000, and $18,000 in satisfaction of a disputed $90,000 sales tax claim against Advanced Medical Products. If successful in purchasing the assets, Biosensor has also agreed to assume Advanced Medical Product's lease obligations and would expect to continue to operate the business at the present Columbia, South Carolina location.

If Biosensor is the successful bidder on the assets, Biosensor and other related entities have agreed not to share in payments from the sales proceeds. However, in the event that third parties enter bids on these assets, Biosensor and other related entities intend to assert their rights to participate in the distribution to unsecured creditors, and be paid on a pro rata basis with the third party unsecured creditors. Biosensor's unsecured claims of $354,000, exceed unsecured claims by all non-affiliated creditors combined. In addition, Biosensor has made various additional payments of $192,000, which are treated by Advanced Medical as equity infusions. Biosensor has reserved the right to assert the $192,000 for payment in the event the assets are purchased by any third party bidder.


Biosensor has been funding the losses incurred by Advanced
Medical Products and has indicated its inability to continue doing so. Emergent Asset Based Lending, L.L.C., Advanced Medical Product's principle secured lender whose loan agreement has been in substantial default since December 1998, has agreed to continue to lend against receivables and inventory until the sale of the assets on the condition that Biosensor guarantee the post petition debt.
Advanced Medical Products reported net losses of $373,173 on sales of $694,448 for the quarter ended December 31, 1998 and $448,735 on sales of $1,369,730 for the six months ended December 31, 1998. Of these loss amounts, approximately $160,000 was a bad debt reserve adjustment required at December 31,1998, $130,000 off which was as a result of Advanced Medical Product's distributor in Europe, Kontron Instruments Limited headquartered in England, filing for Administrative Receivership.



ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired: None required.

(b)	Pro forma financial information: None required.

(c )  Exhibits. None required.


	SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


ADVANCED MEDICAL PRODUCTS, INC.


Date: April 6, 1999 			 By:  s/s: RONALD G. MOYER
                                  Ronald G. Moyer
                             Chief Executive Officer


BTCM:BANKRUPTCY8K.DOC